Exhibit 99.1

For Immediate Release

VIST Financial Sells Ownership in First HSA, LLC

VIST Financial Corp. (NASDAQ: VIST) announced today it sold its 25% ownership in First HSA, LLC, Reading PA to HealthEquity, Inc., Draper, Utah.

First HSA, one of the first administrators of health savings accounts, was founded in 1999 by Dr. William West and Brian Miskovitz.  VIST Financial became a 25% owner in First HSA, LLC in 2005.  VIST Bank, a subsidiary of VIST Financial Corp. is the custodian on the health savings accounts and over time will transfer the custodial relationship and processing of the $84 million in deposits to HealthEquity.

“We have been pleased to partner with First HSA since 2005 as we have witnessed the rise in popularity of consumer- directed healthcare solutions”, stated Robert D. Davis, President and Chief Executive Officer, VIST Financial. “However, the opportunity to monetize our investment, reduce our cost of funds and improve operating efficiency is in the best interest of VIST Financial shareholders”, he added.

The transaction will result in a second quarter pre-tax gain of approximately $1.9 million.  VIST expects to transfer the accounts and related balances by the beginning of the third quarter 2010.  Once the transfer is complete there will be an annual savings of approximately $500,000 as well as an improvement in overall cost of funds.

For additional information, contact:

Robert D. Davis, President & Chief Executive Officer

610-603-7212

Or

Edward C. Barrett, Executive Vice President & Chief Financial Officer

610-603-7251

NASDAQ — VIST

www.VISTfc.com

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company

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April 19, 2010

About HealthEquity®, Inc.

HealthEquity Inc. is the nation’s first and largest non-bank trustee providing healthcare financial services to more than 7,000 employers and over 350,000 members.  Founded in 2002 by a practicing surgeon, Dr. Stephen Neeleman, HealthEquity utilizes state-of-the-art healthcare payment platform technology along with 24 / 7 / 365 live member service specialists to help employers and employees build health savings.  To learn more visit www.healthequity.com.

First HSA is a leading administrator of health savings accounts, founded in 1999 by Dr. William West and Brian Miskovitz, based in Reading, PA. First HSA provides the most comprehensive HSA solution for individuals, employers, brokers and insurance companies. To learn more visit www.1hsa.com.

VIST Financial Corp is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, and wealth management, services throughout Berks, Southern Schuylkill, Montgomery, Delaware, and Philadelphia Counties. To learn more visit www.VISTfc.com.